Exhibit 99.1

For Immediate Release

Flight Safety Announces TIICM Testing Schedule

Mystic, CT (January 24, 2008) - Flight Safety Technologies, Inc. (AMEX: FLT) announced that the Air Force has scheduled additional live-fire testing of the Company's TIICM MANPADS Countermeasure technology.

The Air Force began a live fire test of the TIICM MANPADS Countermeasure system in November at a military test range.  The Company is developing the TIICM technology with strategic partner Sanders Design International (SDI). The Company has been encouraged by preliminary analysis of the test results and the Air Force has indicated that testing will be completed in February, 2008.  The development and testing program was co-sponsored by the Air Force and the Department of Homeland Security and funded through an Air Force SBIR contract with SDI.

FLT CEO William Cotton says "We are pleased that we will be able to complete this round of live-fire testing in February. We believe the results of the testing will provide the basis for moving ahead with the development of this technology into a functioning system."

About Flight Safety Technologies, Inc.

Flight Safety Technologies, Inc. is a development stage company pursuing advanced technologies aimed at enhancing safety, security and efficiency for the aviation industry. These new technologies include AWSM™, SOCRATES®, UNICORN™ and TIICM™. The Aircraft Wake Safety Management (AWSM™) system is being developed to provide a total airport system solution to the need for increased airport capacity with enhanced safety. SOCRATES® is an airport based laser acoustic sensor for the detection and tracking of wake vortex turbulence. UNICORN™ is an airborne radar for collision avoidance using state of the art components to achieve low cost, small size and light weight. TIICM™ is an airborne passive countermeasure initiative to protect airliners against the threat of certain terrorist missile attacks.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of pending class action litigation alleging violations of federal securities laws, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and should be considered forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contacts:

William B. Cotton
Chief Executive Officer
Flight Safety Technologies, Inc.
(860) 245-0191